Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

WOR - Q2 2010 Worthington Industries Earnings Conference Call

Event Date/Time: Jan. 06. 2010 / 1:30PM ET

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

CORPORATE PARTICIPANTS

Cathy Lyttle
Worthington Industries - VP - Corporate Communications, IR

John McConnell
Worthington Industries - Chairman, CEO

Andy Rose
Worthington Industries - VP, CFO

George Stoe
Worthington Industries - President, COO

Richard Welch
Worthington Industries - Corporate Controller

CONFERENCE CALL PARTICIPANTS

Chris Olin
Cleveland Research - Analyst

Bob Richard
South Ridge Investments - Analyst

Luke Folta
Longbow Research - Analyst

Sal Tharani
Goldman Sachs - Analyst

Richard Garchitorena
Credit Suisse - Analyst

John Tumazos
John Tumazos Very Independent Research - Analyst

Tim Hayes
Davenport & Co - Analyst

Michelle Applebaum
Steel Market Intelligence - Analyst

PRESENTATION

Operator

Good afternoon, and welcome to the Worthington Industries second quarter earnings conference call. (Operator Instructions) I would like to now introduce Ms. Cathy Lyttle, Vice President of Corporate Communications and Investor Relations. Ms. Lyttle, you may begin.

Cathy Lyttle - Worthington Industries - VP - Corporate Communications, IR

 Good afternoon, everyone, and welcome to our quarterly earnings conference call. Before we get started, I want to remind you that certain statements made in this conference call are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. Please refer to our news release for more detail on factors that could cause actual results to differ materially.

For those who are interested to listening to the call again, a replay will be available on our website, WorthingtonIndustries.com. On the call today are John McConnell, Chairman and Chief Executive Officer, George Stoe, President and Chief Operating Officer, Andy Rose, Vice President and Chief Financial Officer, Bob McMaster, Senior Financial Advisor, and Richard Welch, Controller. John McConnell will start us off. John?

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

 Thank you, Cathy, and good afternoon, everyone. We appreciate you joining us today. At last quarter's review in September, we expressed that while we saw sequential improvement throughout the first quarter, we expected to see a pattern of normal seasonal slowing going into our second quarter, which would bottom in December. That pattern was correct, as lines began to retract in November. But each month throughout the quarter, gained strength from our best view at that time.

Now today, as you listen to Andy Rose, our Chief Financial Officer, and George Stoe, our President and Chief Operating Officer, review the second quarter, you will hear that our steel business performed very well on continued low volume, and we expect that volume to improve in months ahead. Our cylinder business is performing very well in North America, moderated by very weak demand in Europe, for high pressure cylinders in particular. Our metal framing business remains focused on remaining cash neutral in a market we believe will continue to weaken, while making good progress in improving their business model through the transformation. And Wave, our joint venture with Armstrong World Industries is performing very well, despite of the deteriorating market.

Andy will first take you through the financials for the quarter. Andy?

Andy Rose - Worthington Industries - VP, CFO

 Thank you, John.

Our second quarter of fiscal 2010 ended on November 30th with net earnings of $23 million, $0.29 per share. We saw improvement in our profitability for the second straight quarter, led by steel processing. Better than expected results were due to operational efficiencies from our transformation, product mix, some quarter over quarter volume improvement, and improved margins. This was a significant improvement over the prior year loss of $2.09 per share, even after excluding one-time charges of $207 million or $2.10 per share, related to inventory and goodwill write-offs and restructuring charges resulting from the global financial crisis. Net sales from the second quarter of 2010 fell $297 million from the prior year to $448 million.

Lower volumes in all business segments accounted for $166 million of the decline, and were particularly evident in steel processing and metal framing, as demand declined in the automotive and construction markets. Lower average selling prices resulting from steel price declines accounted for $131 million of the year-over-year decline in sales. The average per ton price of hot roll steel declined 38% from $873 in last year's second quarter to $538 in the current quarter. Gross margin increased $122 million from the prior year due to inventory write-offs of $95 million recorded in the prior year, better spreads, and operational efficiencies resulting from our transformation efforts realized in the current year.

SG&A expense was nearly unchanged from the prior year at $48 million, as favorable bad debt expense offset higher compensation expense due to increased earnings. Impairment of long-lived assets for the current quarter includes a $3 million charge related to the impairment of the steel pallet line in our steel packaging segment that has proven difficult to commercialize during the recession. While we continue to believe in the market for steel pallets, our investment level and horizon has changed based on the economic climate.

The prior year quarter included a $97 million impairment charge for the goodwill related to our metals framing segment. The restructuring and other line item was positive for this quarter, compared to $12 million of charges in the prior year quarter. This line item includes charges related to facility closures, layoffs and other expenses associated with our transformation plan. In the current quarter, we have included $5 million of gains related to the sale of our metal framing operations in Canada and our facility in Louisville, both of which were impacted by our transformation plan.

Interest expense was $2 million in the quarter, down from $7 million in the prior year. Income tax expense for the quarter was $7 million compared to the income tax benefit of $44 million a year ago. This reflects an estimated annual effective tax rate prior to the impact of the discrete tax adjustments of 31% in fiscal 2010 versus a rate of 1% in the prior year quarter. The change in the estimated annual effective tax rate is primarily due to the change in the mix of income or loss among the jurisdictions in which we do business, with the largest change resulting from the $98 million inventory write-off recorded by our domestic operations of the prior year quarter. Equity and net income from six unconsolidated affiliates was $15.1 million, an increase of $4 million from the comparable year-ago quarter on sales of $174 million. Our Wave joint venture had equity earnings of $11.6 million, 2% increase from last year's second quarter. Despite lower volumes, Wave has done an excellent job of maintaining margins. Three other joint ventures, TWB, WSP, and Serviacero also showed improvement over the prior year quarter.

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Now to our balance sheet, which remains strong. Total debt was $176 million at quarter end, down $39 million from the previous quarter. At quarter end, we had $56 million drawn on our $435 million revolving credit facility, leaving $379 million in available capital. On December 1, the Company repaid the remaining $20 million of the 6.7% senior notes outstanding, utilizing our short-term credit facilities. Other than our trade receivable securitization, which had $60 million drawn at quarter end and renews annually, our next significant debt maturities are May 2013 for our revolver, and December 2014 for our $100 million private placement.

We are well within compliance on our debt covenants and will probably stop highlighting them on future calls unless the situation warrants. At the end of November, our total debt to capitalization ratio was 26%, well below the maximum allowable of 55%. Our interest coverage ratio of EBITDA to interest expense was 10.6 times, well above the required ratio of 3.25 times. At this point, we would hope to have answered any questions regarding our ability to remain compliant with our debt covenants.

Cash from operating activities was $38 million for the quarter, that is down 33% from the year-ago quarter and down $58 million from the previous quarter. We are optimistic that we have reached the inflection point on the inventory liquidation cycle. During the quarter, we spent $13 million on capital expenditures, primarily on upgrades to production lines and pressure cylinders, and $24 million on the SCI acquisition. We also received $14 million in proceeds from the sale of assets, primarily for the metal framing assets in Canada and our Louisville facility.

Now let's review the second quarter results and our three primary business segments. Steel processing sales represented 50% of the Company's revenue this quarter, or $226 million, down from $352 million in the year-ago quarter. $85 million of the decline was due to lower average selling prices, while $41 million was volume-related. Volumes were down 9% from the year-ago quarter, but up 24% from the previous quarter. Our mix of direct versus tolling was 53% to 47% this quarter compared to 55% to 45% a year ago.

While volume in automotive and construction markets was below last year's levels, we saw increases in agricultural, heating and cooling infrastructure markets. Operating income for steel processing was $15 million compared to a loss of $72 million in the prior year when we recognized a $57 million write-down of inventory. The spread between average selling prices and material costs helped improve operating income by $19 million in the quarter just ended. We are beginning to see margin improvement from better inventory management and operating improvements implemented as part of our ongoing transformation plan. Steel processing's total inventory was 62 days compared to 70 days a year ago.

In metal framing, representing 18% of revenues this quarter, net sales decreased $100 million from the prior year to $81 million, driven by a 42% decline in volume and a 23% reduction in average selling prices, reducing net sales by $74 million and $26 million respectively. Operating income improved to $3 million from last year's reported loss of $154 million, which included $135 million of goodwill and inventory write-offs. Included in the current quarter's restructuring charge is a $3.8 million gain on the sale of assets in Canada. Inventory stood at 64 days as of quarter end compared with 79 days a year ago.

In pressure cylinders, which represented 23% of company revenue, second quarter sales were down $37 million to $105 million from the prior year quarter. Unit volume increased 21% and net sales increased $11.9 million due to the addition of high volume products from the Piper acquisition completed in June, and the addition of Structural Composite Industries in September. Excluding acquisitions, worldwide volumes were essentially flat compared to last year. Cylinders operating income decreased $16 million from last year to $4 million, primarily due to dramatic declines in the industrial and refrigerant gas business in Europe. Volumes in Europe were down 56% from last year. The industrial gas business is closely tied to manufacturing and while activity levels are expected to increase in the coming months, Europe will continue to be a drag on earnings until it does.

In response to the decline in Europe, we have reduced the total number of employees in two of the overseas facilities by approximately 300 compared to a year ago. By contrast, in North America, cylinders is performing extremely well, as evidenced by a 5% increase in volume year-over-year, excluding the impact of acquisitions. These volume and market share gains were realized in most of its retail products, including camping cylinders, hand torches, helium, and propane cylinders. Overall, we are pleased with the progress we have made over the past few quarters, scaling our business back to profitability. Our strong balance sheet and access to low cost capital continued to be a competitive advantage. Going forward, the combination of operating improvements from our transformation, opportunistic acquisitions, and a healthier economy will provide a solid platform for growth.

Now, George Stoe will comment on our operations. George?

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

George Stoe - Worthington Industries - President, COO

 Thank you, Andy. In our steel processing business, we saw a continuation of the improved volumes we experienced during our first fiscal quarter. Our automotive business was better than anticipated during the quarter, as efforts continued towards rebuilding the pipeline of inventory after Cash for Clunkers. However, it's important to note that the months of December and January are historically slower in the automotive sector as a result of the seasonal slowdowns and plant closures for the holidays. We saw marked improvement in our tolling business during the second quarter. We also experienced strengthening in some of our nonautomotive business throughout the quarter.

While our volumes are still less than normal, we are seeing firsthand the results of our transformation efforts. Our steel processing business is operating with 19% fewer people, yet we are seeing an overall improvement in our productivity. We have increased our flexibility. And most importantly, we have improved our responsiveness to our customers. We believe these efforts have positioned us for significant operating improvements, as the volume continues to improve.

Our view of the mills' operating rates in the third calendar quarter was 54%, as we moved into the fourth calendar quarter, we viewed the operating rates improving to 63%. Our current view leading into the first calendar quarter of 2010 is a stabilization of the operating rates for the mills in the 60 to 65% range. The mills are raising prices as a result of these improved operating rates. Generally, the Mills have announced increases for hot roll of $50 a ton in January and some selected mills are announcing a further increase for February. As usual, the strength of demand will dictate how successful the mills will be in achieving these increases.

During last quarter's call, we told you that our goal was to maintain the metal framing segment, as cash neutral for the entire fiscal year. Although we expected commercial construction volumes will continue to be very challenging throughout 2010, we believe this objective is still attainable, because of the steps we have taken to improve the business. We continue to size this business to the current market realities, focusing our efforts towards maximizing our higher value-added accessory lines and strengthening our position on products that are proprietary to our metal framing business.

During our second fiscal quarter, our employment was down by 30% year-over-year. We announced the consolidation of our Joliet, Illinois facility into our Hammond, Indiana plant. We believe this consolidation will allow us to continue to service our customer base, with little or no disruption in service.

As Andy mentioned earlier, in early November, we announced the sale of our Canadian operations to a competitor. This sale included a supply agreement for proprietary products, which will ultimately benefit both companies. As many of you know, we announced the launch of a new product line, ProSTUD, in cooperation with Clark Western. The launch of this product is going extremely well and we are seeing great acceptance of it in the marketplace. We believe the steps we have taken and the products we have to offer will put us in a very favorable position when the commercial construction market improves.

Now moving on to cylinders, we've added two new businesses to our cylinders portfolio. The integration of these two businesses into the cylinders family is going very well. Cylinders business has not, however, been immune from the current economic downturn, particularly in Europe and our industrial gas segment. It's important to note that our market share in the industrial gas business in Europe is holding steady, even though the overall market volume is off approximately 60%. The change in cylinders overall profitability is almost entirely related to the downturn in industrial gas business in Europe. If you exclude the two recently acquired businesses, our employment is down more than 30%, with a large majority of those reductions taking place in Europe, as we size the business for the current conditions.

However, the cylinders business segment continues to be a major contributor to our profits. Approximately 55% of our business in North America is now directly tied to retail. This business continues to innovate, service their customers and develop new product offerings that give them a leading market position in many of the products within their scope. Our Wave JV continues to operate extremely well on very challenging economic environment. They continue to be the market leader, and the hallmark of their business is constant innovation, creativity, and manufacturing excellence.

We continue with our uninterrupted string of safety performance improvement. This has been a major focus for the past seven years, and we are extremely proud of the efforts from all of our employees to bring us into the realm of world class status and safety. We have certainly seen parts of our business landscape improve since we last spoke with you. We still see some murky waters ahead in commercial construction and European industrial gas. In spite of those questions, we are much more confident about the overall future prospects than we were earlier in 2009. We intend to continue to drive costs out of our operations, improve our productivity, and match our manpower needs to the market demand.

I'll now turn it back to John McConnell for his final comments.

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

 Thank you, George. Thank you, Andy. All things considered, it was a good and improving quarter.

In the past, we've addressed our transformation with you on previous calls and while perhaps an overused word in today's business vernacular, it is a very descriptive one. In our steel processing business where our focus and broad based transformation has been in place for close to two years, we continue to make dramatic improvements and are hitting full stride. Cost reduction often becomes a focal point when we talk to you about our transformation because it is tangible but our efforts touch everything we do. As our efforts mature, we are literally becoming a different company, and we are showing that we can make profits at volume levels unthinkable three years ago. We have increased our productivity minimum of 30% across the board measuring from the time a coil touches equipment until it's removed. And while productivity gains certainly improve our cost position, they just as importantly create greater flexibility to serve our customers. Ultimately being the best service provider and value provider to our customers, in terms of quality and on-time delivery is our primary focus.

Our initial focus in metal framing was to stabilize the business. We launched the transformation in metal framing approximately a year ago and our efforts have steadily gained traction. In fact, their results closely mirror our steel company's efforts if you put it on the same time line. We continue to believe that we will see moderate volume increases throughout the second half of fiscal 2010, but I assure you we will remain vigilant in searching for signs of renewed weakness and we will react accordingly if the economy takes a secondary dip, as some still predict, but if we're right and volumes continue to improve, even modestly, we are excited for our employees to get the opportunity to show what their hard work can produce.

As always, we'll be happy to answer your questions.

Cathy Lyttle - Worthington Industries - VP - Corporate Communications, IR

 Ondrea?

Operator

 Are we ready for questions?

Cathy Lyttle - Worthington Industries - VP - Corporate Communications, IR

 Yes.

QUESTION AND ANSWER

Operator

 (Operator Instructions) And our first question comes from Chris Olin from Cleveland Research. Your line is open.

Chris Olin - Cleveland Research - Analyst

 How are we doing?

John McConnell - Worthington Industries - Chairman, CEO

 We're doing good, Chris. How are you doing?

Chris Olin - Cleveland Research - Analyst

 Good, good. Just a couple quick questions for you. First, I'm a little bit interested in the competitive landscape out there, specifically some of these smaller distributors or metal framing shops. Have you seen any change in the market share or any competition leaving that is of note or any feeling about what could happen in 2010?

John McConnell - Worthington Industries - Chairman, CEO

 Have not seen any -- I know there have been a number that have left, I have not personally seen them or knew of them in our space. Secondly, I guess I would say we're kind of in a cycle where we've actually seen some competitors we have never seen before and I would speculate looking at some of the things they are doing there really trying to keep generating cash as they go forward. So, what happens in 2010 to our competitors, that's about all the color I think we can provide, unless someone else has a comment.

Chris Olin - Cleveland Research - Analyst

 Okay. Once again, on metal framing, some of our channel checks have picked up a little more optimism regarding residential, maybe a light at the end of the tunnel. I'm just wondering, in light of your comments about commercial construction, do you think any kind of residential benefit could help you in terms of volumes looking out on the year?

John McConnell - Worthington Industries - Chairman, CEO

 Yes, clearly. You have to go back two or three years when we started having some significant difficulties in this business that came to light, and then it started, as residential really shut down over a year ago, we made sure everybody understood a fair portion of our profitability came out of residential build cycles. All of our accessory products, that is one of the homes they find in the marketplace and those were our highest margin items. So as it hurt us early, as it went down before commercial construction, it will benefit us as it comes back earlier.

Chris Olin - Cleveland Research - Analyst

 It's about 10% of sales, is that a rough number to use?

John McConnell - Worthington Industries - Chairman, CEO

 It is higher than that, and particularly if you look at profitability as opposed to sales, it's higher. These are highest margin products that we have.

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Chris Olin - Cleveland Research - Analyst

 Okay. And final question, maybe Andy could help me, any analysis on what the impact from the lower cost inventory had on either the margins or an earnings number you can give us?

Andy Rose - Worthington Industries - VP, CFO

 In terms of the margin improvement for this quarter, is that your question?

Chris Olin - Cleveland Research - Analyst

 Correct.

Andy Rose - Worthington Industries - VP, CFO

 Yeah, I mean we typically -- as you would sense, we don't exactly disclose what we think that number is. It's not an exact science to produce it, but I would tell you of the margin improvement we saw particularly in steel in this quarter, a meaningful portion of it came from things other than just FIFO gains, so specific actions we've taken related to the transformation, whether it be better inventory management or trying to secure higher margins for our products, things like that, that we think are hopefully over the long-term going to mean permanent improvements.

Chris Olin - Cleveland Research - Analyst

 Okay. Good stuff. Thanks, fellows.

Operator

 Your next question comes from [Bob Richard with South Ridge Investments]. Your line is open.

Bob Richard - South Ridge Investments - Analyst

 Hi, thanks for taking my call. The disconnected cylinder business between the US and Europe, is that strictly a GDP issue, or is there something you might have to fix over there, for lack of a better term?

John McConnell - Worthington Industries - Chairman, CEO

 That market is largely -- follows the GDP and it is just a soft market. It also is a market -- they can manage their existing floats longer than they might normally do, so they don't have to make new capital investments. George is probably more familiar than I, but in general that's what I would say. Anything you want to add?

George Stoe - Worthington Industries - President, COO

 Bob, as I mentioned during my comments, really the volumes off in Europe are off about 60% in the industrial gas segment and that's really the whole story. We are certainly very carefully monitoring our share. We don't see any change in the share that we have. Some accounts were a little bit higher. Some were a little bit lower. But overall, we're about where we have been, even though the overall volume is down significantly.

Bob Richard - South Ridge Investments - Analyst

 So it's a matter of timing rather than, quote, unquote, some corrective action?

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

George Stoe - Worthington Industries - President, COO

 Exactly.

Bob Richard - South Ridge Investments - Analyst

 So that's favorable. Could you talk, John, quickly on what your expectations for cash will be going forward. I understand you've got to build up your receivables if steel prices come up and that will put a drain on cash. But like you elaborated on in the call, your long-term debt, the majority of that is due for quite sometime. Your revolver borrowings are modest. Are you comfortable where the dividend is now, John?

John McConnell - Worthington Industries - Chairman, CEO

 I think we are at an appropriate dividend level for where we are, particularly if you look at yields, we maintain a little above average yield at 3% right now and so we'll continue to watch that, but I think certainly the next three to six months we're probably comfortable with the dividend level at it sits, something we discuss with the board every quarter going forward. Overall, I think we are, I say I think because I'll let Andy follow on this quickly. I think we're very comfortable with our cash generation at the moment and where we sit with certainly available borrowings would be our intention to use some of that money in ways that are helpful or productive to our earning power going forward. I don't know if you want to elaborate on that, Andy.

Andy Rose - Worthington Industries - VP, CFO

 I would just say that as I mentioned in my comments, we believe that barring any double-dip recession in economic activity that we're at the bottom of our inventory liquidation cycle. So we would probably be a user of cash going forward in terms of working capital. So we would use our revolver to fund any increases in business, be it volume or steel price related. We'd also use that for smaller acquisitions, as we've done in the past year. We have 370-some million of available capital at our disposal right now, so there's no short-term need for us. We've got essentially all we would need unless we were to go do some large acquisition. That would be the only reason we would need to access the capital markets. At some point, we might want to replace the $150 million notes that we tendered earlier this calendar year, but that remains to be seen as to when we do that.

Bob Richard - South Ridge Investments - Analyst

 Okay, thanks for that. And just a quick follow-up. Your income due to restructuring and metal framing, that wasn't necessarily an overaccrual, right, just a correction from over accrual on prior periods. I think you said it was a sale of assets in Canada?

Andy Rose - Worthington Industries - VP, CFO

 Correct. We had two items in there. One was the sale of assets in Canada, the gain, and then the sale of the Louisville facility.

Bob Richard - South Ridge Investments - Analyst

 Okay. So it wasn't the correction of overaccrual?

Andy Rose - Worthington Industries - VP, CFO

 No.

Bob Richard - South Ridge Investments - Analyst

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Okay, thanks. And good luck.

John McConnell - Worthington Industries - Chairman, CEO

 Thank you.

Operator

 Your next question comes from Luke Folta from Longbow Research.

Luke Folta - Longbow Research - Analyst

 Good afternoon, guys. Just a quick question, a follow up on the costs in your steel processing segment, looks like material costs are about 67% of sales. That's a multiyear low for you guys. I know there's a lot of things moving around there. I mentioned the tolling business picking up probably had something to do with that and maybe increased productivity. But I guess I'm curious what you think is kind of the new normal there that we should be using. Historically it's been 74% and this quarter is about 67.

John McConnell - Worthington Industries - Chairman, CEO

 That's a, that's a question I have not thought about before. I think my answer instinctively would be we want to improve that spread as we go forward over the next year, two years and continue to look for ways improve business. And, that is probably not going to change dramatically because a lot of that is driven by the costs of the raw material.

Luke Folta - Longbow Research - Analyst

 Okay, so--

John McConnell - Worthington Industries - Chairman, CEO

 George has something he wants to add there.

Luke Folta - Longbow Research - Analyst

 Sorry.

George Stoe - Worthington Industries - President, COO

 Luke, I was just going to say that on the tolling business, that changes from quarter to quarter. Some of the tolling business we have is on the resale programs where the materials are bought and sent to us and we just do the processing, others where we actually buy the material and resell and that certainly has an impact on it.

Luke Folta - Longbow Research - Analyst

 Okay. When you look out over the next couple of quarters, do you think it will be kind of fairly similar to what we saw in the second quarter?

John McConnell - Worthington Industries - Chairman, CEO

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

I would say yes.

Luke Folta - Longbow Research - Analyst

 Okay.

Andy Rose - Worthington Industries - VP, CFO

 I would say a lot of that depends on steel price.

Luke Folta - Longbow Research - Analyst

 Sure. Okay, and another one on the restructuring charges. I notice there were some gains there, but in your Q, you had forecast about $2.4 million in additional expense for the remainder of 2010. Now that these gains are included in this, what's the expectation for the back half as far as the restructuring is concerned?

Andy Rose - Worthington Industries - VP, CFO

 Yes, I would say similar. We believe that our restructuring costs are coming to a close as it relates to transformation. We've been through the steel facilities completely. We're about halfway through the metal framing facilities. Once we go through all of the facilities, the transformation expenses then do not become part of restructuring. They go into the business units. We've had some one-time items recently as it relates to facility closures, and other things. We don't forecast those things. Just as the business conditions warrant, they happen. But we would not expect significant changes unless there are business decisions that are made that warrant putting stuff into that restructuring bucket.

George Stoe - Worthington Industries - President, COO

 Okay. I think also John McConnell mentioned we're going to be very vigilant about watching what's going on in the economy. We're certainly committed to doing whatever we have to do to make sure that we size the businesses for what the demand is and that's certainly going to have an impact on it throughout the rest of calendar 2010.

Luke Folta - Longbow Research - Analyst

 Okay, all right. And just one more if I could, guys. Regarding your comments on hot band pricing, you said everyone has announced about a $50 price increase so far for January and some mills have offered one for February. Is it a matter of, you know, everyone hasn't announced February pricing yet, or that additional price increases -- or are you starting to see some disparity between what different mills are offering.

George Stoe - Worthington Industries - President, COO

 I wouldn't say there's any disparity at all, Luke. I think they are all sort of in lock step. The only time we see any changes to that are depending upon what's going on with volume and how they feel like they have to adjust to make sure they get their order book full.

Luke Folta - Longbow Research - Analyst

 Thanks a lot for the color, guys.

John McConnell - Worthington Industries - Chairman, CEO

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

 Thank you.

Operator

 Your next question comes from Sal Tharani from Goldman Sachs. Your line is open.

Sal Tharani - Goldman Sachs - Analyst

 Good afternoon.

John McConnell - Worthington Industries - Chairman, CEO

 Hello.

Sal Tharani - Goldman Sachs - Analyst

 I want to understand the pricing power of the metal framing business, are you seeing any improvement over there? I think the prices are flat quarter over quarter, but right now price increases in galvanized steel, would you be able to pass it through?

John McConnell - Worthington Industries - Chairman, CEO

 Generally speaking, there is a ton of pressure on pricing in this market. I'm going to let George elaborate because he follows that very closely every day, but I would have assumed pricing is down somewhat in this market.

George Stoe - Worthington Industries - President, COO

 It has been. We've announced a pricing increase for early in January and I think time will tell whether or not the competitors will follow us and be on board with us in that increase. But you're absolutely right, Sal. I think that galvanized pricing is going up and I don't think the others will have much choice other than to follow.

Sal Tharani - Goldman Sachs - Analyst

 Okay. The other thing is the head count reduction you have done, if and when we go to a sort of normal cycle, do you think we have the same earning power with this reduced work force or reduced head count or you will have to get back to where you were before?

John McConnell - Worthington Industries - Chairman, CEO

 I think the answer lies I would expect as volumes return and steel, where it's most mature, it's easier to address, we may well add some people. Nowhere near the number that are no longer there. But even at these levels, we have a fair amount of overtime. So that's something we're looking at closely over the last couple months and working with each one of those steel divisions to do so. But returning to the levels we were at prior to this, even if we ran the same amount of tons we used to run, we won't be anywhere near those employee levels.

Sal Tharani - Goldman Sachs - Analyst

 Okay, and lastly, you alluded -- I think George alluded to the, that the third fiscal quarter is generally a slow quarter, holidays and everything. Have you seen the momentum between Q3 or where you are right now in Q3 versus Q2 worse or better than what you had seen historically? Is it getting -- is it the same or a little better this time?

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Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

George Stoe - Worthington Industries - President, COO

 I think it's a little bit better, Sal, than what we anticipated it would be.

John McConnell - Worthington Industries - Chairman, CEO

 And if you're asking, if I understood your question right, the relative relationship between 2 (quarter) and 3 every year, I would -- it probably is a little bit better than it normally has been.

Sal Tharani - Goldman Sachs - Analyst

 Yes, because you are coming from the very bottom of the cycle.

John McConnell - Worthington Industries - Chairman, CEO

 Yes.

Sal Tharani - Goldman Sachs - Analyst

 So you should be up. Okay. Thank you very much.

John McConnell - Worthington Industries - Chairman, CEO

 Yes, sir, thank you.

Operator

 The next question comes from Richard Garchitorena from Credit Suisse. Your line is open.

Richard Garchitorena - Credit Suisse - Analyst

 Hi, guys.

John McConnell - Worthington Industries - Chairman, CEO

 Hello.

Richard Garchitorena - Credit Suisse - Analyst

 Just a couple of quick questions. First, in terms of the pressure cylinders business, I know a lot of the weakness this quarter was from the European industrial gas demand. Can you touch on the performance of the Piper assets and is it still a negative contributor to the business right now?

John McConnell - Worthington Industries - Chairman, CEO

 I know we've made some changes there recently and I believe it's improving, George.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Andy Rose - Worthington Industries - VP, CFO

 I think it's -- yes, the answer is it's close to break-even. We have made some structural changes down there. Both of those acquisitions are in the process of being integrated. There's a lot of change. There's a lot of shared services things that we are bringing into corporate. So there's still a fair amount of noise in the system, but all in all, it's close to breakeven.

Richard Garchitorena - Credit Suisse - Analyst

 Great. And then on the joint ventures, other than Wave, can you touch on how the rest of them are doing, Mexico, Serviacero and that type of thing?

Andy Rose - Worthington Industries - VP, CFO

 Well, you saw the discrepancy in the numbers. Wave was over 11 million of the total of 15. The other three that I mentioned all were positive contributors, so they are all making money, which is a good thing. But, not substantial contributions at this point.

Richard Garchitorena - Credit Suisse - Analyst

 Great, and finally, just on the acquisitions, you've touched on some that you want to continue to pursue that. Are you looking at service centers more, or more cylinder-type businesses like you've done recently?

John McConnell - Worthington Industries - Chairman, CEO

 We're looking across the board and also businesses on acquisitions we believe would expand our ability to earn money in our margins.

Richard Garchitorena - Credit Suisse - Analyst

 Great, thanks.

Operator

 Your next question comes from John Tumazos from John Tumazos Very Independent Research. Your line is open.

John Tumazos - John Tumazos Very Independent Research - Analyst

 Good afternoon. If you could tell us how much the European cylinder business lost, it looked like Worthington might have made $0.35 or $0.40 in the quarter, aside from Europe.

Andy Rose - Worthington Industries - VP, CFO

 Yes, the answer is that we don't typically disclose the breakdown of US and Europe, but your instinct is correct, which is that Europe is losing a not insignificant amount of money right now.

John Tumazos - John Tumazos Very Independent Research - Analyst

 And it suggests that the restructuring of the core American operations is proceeding very well in what was a pretty anemic climate for ought toes and housing in the November quarter.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

John McConnell - Worthington Industries - Chairman, CEO

 Yes, we're very pleased with where we are. And again, this kind of realization that this is a long process and it's really just maturing. There's a phrase that we garnered early on in this process, took a long time to understand what it meant, but it's getting to the coal face, which means it takes a long time to move all the earth and rocks away and find a vein of coal that you can mine, and that's the point we are getting to rather quickly at this point.

John Tumazos - John Tumazos Very Independent Research - Analyst

 The other day, Monday I took delivery on I think the second to last Pontiac in my county or my end of the county.

Andy Rose - Worthington Industries - VP, CFO

 Congratulations.

John Tumazos - John Tumazos Very Independent Research - Analyst

 And I felt like I was making a patriotic statement. But how much is this change of brands, where there's no more Mercury and Pontiac and Saturn, and whatever Chrysler did to itself, affected the models that you were on steel processing. The auto business is so small in the last few quarters that nothing matters almost.

John McConnell - Worthington Industries - Chairman, CEO

 I don't believe we have any direct effect we've seen from those movements. I can't tell you if our full platform array, we are often on larger trucks and SUVs, which initially kind of hurt when the gas prices went up. I know that from what I've read, Chrysler is making that their focal point in the short run, particularly their trucks. But I'm not aware of any specific movement we saw as a result of their moves to improve their performance in the future.

George Stoe - Worthington Industries - President, COO

 I think, John, it's also, we're going from one calendar year to the next calendar year and some of those things move around from time to time and we get opportunity to quote on new platforms either because somebody dropped the ball, or did something else, and that does move around from time to time.

John Tumazos - John Tumazos Very Independent Research - Analyst

 Thank you. Congratulations on the progress in a tough climate.

John McConnell - Worthington Industries - Chairman, CEO

 Thank you, sir.

Operator

 Your next question comes from Tim Hayes from Davenport & Company. Your line is open.

Tim Hayes - Davenport & Co - Analyst

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

 Hi, everyone.

John McConnell - Worthington Industries - Chairman, CEO

 Hello.

Tim Hayes - Davenport & Co - Analyst

 Just a couple questions. In regard to steel processing, when we look at your sales, your realizations, how much of your business is on pricing that's on the spot market or spot pricing versus how much is being reset quarterly or by some other lag?

John McConnell - Worthington Industries - Chairman, CEO

 It is largely favoring the latter. It used to be a much higher degree of contract business than currently exists. They've gone away from that, and we have as a result largely gone away from it ourselves, but it would favor spot to quarterly pricing in many cases. Most cases.

Tim Hayes - Davenport & Co - Analyst

 Okay, so just, just so I'm clear, most of the business is spot and quarterly as we go away annual business?

John McConnell - Worthington Industries - Chairman, CEO

 We haven't completely gone away from it. In fact, I would say it's starting to pick up momentum again from falling off some in the second half of last year, and the contracts you had finished and the renewals of risk, but that is I think starting to switch back around some.

Tim Hayes - Davenport & Co - Analyst

 Okay.

John McConnell - Worthington Industries - Chairman, CEO

 Of those spot prices, not spot, but monthly, consider that today and some of those have two or three-month commitments with them.

Tim Hayes - Davenport & Co - Analyst

 Okay. And then my other question would be just to get some details on the -- within metal framing and restructuring and the other expenses, in the quarter you showed a net gain of $2.6 million. I think you mentioned there was $3.8 million of a gain was one item, which means the other item was a 1.2 charge of some sort. Is that correct?

Andy Rose - Worthington Industries - VP, CFO

 There were actually two gains in there for the quarter. In metal framing. Go ahead.

Richard Welch - Worthington Industries - Corporate Controller

In metal framing, there was one gain, the $3.8 million. the other gain that Andy referred to was actually in the steel processing.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Tim Hayes - Davenport & Co - Analyst

 Okay. All right. So then in metal framing, the gain, which I think was $3.8 million, is that going to be in SG&A then, and then the other item, that's a 1.2 charge, where did that hit the segment?

Andy Rose - Worthington Industries - VP, CFO

 Right at the moment, either you misunderstood us earlier or you're doing different math than we have. We did not talk to 1.2 charge.

Tim Hayes - Davenport & Co - Analyst

 Okay. I'm just trying to -- if you had a 3.8 million gain in metal framing, and that overall the segment had a restructuring/other income of 2.6, I guess it leaves me with a 1.2 somewhere else. I'm just wondering what that represented.

Richard Welch - Worthington Industries - Corporate Controller

 Restructuring charges.

Andy Rose - Worthington Industries - VP, CFO

 We had $3.8 million gain and the net impact of that, 1.3 and 1.2 is restructuring charges for the transformation.

Tim Hayes - Davenport & Co - Analyst

 Okay. All right. That's what I was looking for. Thanks.

Operator

 Your next question comes from Michelle Applebaum from Steel Market Intelligence. Your line is open.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Hi.

John McConnell - Worthington Industries - Chairman, CEO

 Hello.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Thank you for not doing the call at 7:30 eastern time.

John McConnell - Worthington Industries - Chairman, CEO

 You're welcome.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Michelle Applebaum - Steel Market Intelligence - Analyst

 And there's some technical difficulties. I don't know if others are having it. Maybe it's something at my end.

John McConnell - Worthington Industries - Chairman, CEO

 Just related to the previous caller, because it was there and disappeared.

Michelle Applebaum - Steel Market Intelligence - Analyst

 You were getting into some good stuff, so maybe you have some kind of little elf watching, mischievous elf, putting in technical difficulties when you start talking about how you purchase and sell. I have three questions to ask you. First, can you tell me -- you had a few acquisitions in this environment and we're seeing the traditional acquirers in your field and other fields doing nothing. And so I'm curious to know your thoughts on why you're getting some stuff done and what's different? Is it a different target market? Is it a different kind of buyer? Is it a different size? And what the outlook is for that business? That's my first question.

John McConnell - Worthington Industries - Chairman, CEO

 Obviously I can't speak to other people. You call normal acquirers who are fine where they are, we are very purposefully moved to shore up the balance sheet and concentrate on paying down debt. We've felt in this environment there would be some attractive acquisitions we could add to the portfolio and have patiently gone through quite a number. And as you know, you need two parties who want to play at some level, so not every one you start on comes through. For us, we saw this as an opportunity. We are prepared for it and we have been working down that path for the past year and a half.

Michelle Applebaum - Steel Market Intelligence - Analyst

 I guess maybe I'm not making my question clear. You've done two or three in the last year and a half?

John McConnell - Worthington Industries - Chairman, CEO

 Yes.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay. Three, right?

John McConnell - Worthington Industries - Chairman, CEO

 Yes.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay. So, so for instance, were those three companies being actively marketed?

John McConnell - Worthington Industries - Chairman, CEO

 It is a mixture of -- one certainly was -- others were not.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay, okay. And was there something different about what happened, the guy was retiring or what happened -- because -- there are companies for sale. There are companies being marketed. And there's companies who want to buy, but you just hear over and over again that there's a grand canyon between expectations and this isn't just steel.

George Stoe - Worthington Industries - President, COO

 Michelle, I think that both of the two most recent acquisitions, the Piper acquisition and the SCI acquisitions out on the West Coast were perfect tie-ins for our cylinders business and we've been looking to expand our reach in that business for quite some time. Traditionally, the margins in that business are better. We saw these as two really new product lines for us to get into that we're going to expand our scope in the cylinders business and they made perfect sense to us. We had good opportunities there and made the move.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Okay, all right. And do you think there are more like that?

Andy Rose - Worthington Industries - VP, CFO

 Yes. We're certainly trying to be more proactive in terms of getting our name out and being on the front lines when companies do become available that are of interest that fit the strategic nature that George described. We want to be the first phone call. And so we're trying to be more aggressive on that front. But as you said, you know, it requires a willing buyer and a willing seller. Some sellers don't want to sell in this environment, particularly if their business is underperforming, but in some cases you've got also distressed businesses that for one reason or another they have to be sold.

George Stoe - Worthington Industries - President, COO

 I think Andy makes a good point, Michelle. I think over the last few years, the success of our cylinders business puts us in a position any time anybody is ready to sell, we usually are the first one that gets a call and as long as the price is right, we want to be very aggressive in looking at those things and adding to our portfolio.

Michelle Applebaum - Steel Market Intelligence - Analyst

 I think you guys have been a fairly successful serial acquirer of over four decades, five, five? Yes, five, that you've been around. But now you're back in. So I would think that makes sense. My next question is, in terms of the, of the overall steel market right now. I just looked at this and I only looked at since 2003, since 2003, I think we all acknowledge that sheet prices have been more volatile than they were before that time, but even since 2003, up until the last year, there has never been a price trend that only had anything less than 10 months duration.

So prices went up. They went up for at least 10 months. If prices went down, they went down for at least 10 months. Okay. So even since 2003. Before 2003, it was actually longer than that. Now we've had this feast/famine thing going on where prices went down from August of 2008 through June of 2009 and then shot up over the summer, which we all know is bizarre and I hope Ed Ferkany is listening and scratching his head and then prices started to come down from October and now they are going up in June. Is this, is this the new normal? And how on earth do you manage a business like yours where your inventory turns five times a year, four or five times a year? What, do you sell on consignment? How do you deal with that?

John McConnell - Worthington Industries - Chairman, CEO

 You're right in describing the market as volatile, which again, I have said for a while, since consolidation occurred that it would lead to price stability. Obviously I've been incorrect. There's a lot of noise in the market that helps cause that. And there's -- well, we'll just see how it goes forward, but certainly has been more volatile. So we have to get better and manage our inventories.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Michelle Applebaum - Steel Market Intelligence - Analyst

 Do you price differently?

John McConnell - Worthington Industries - Chairman, CEO

 Do we price differently?

Michelle Applebaum - Steel Market Intelligence - Analyst

 Yes, I mean do you -- is there potential, because you've got a whole new -- the same with the surcharges, you remember December of 2003, you and I talked about surcharges before that started. It was unheard of in carbon and steel. It was a whole new pricing mechanism, and it fit the time. Is there, is there an opportunity for Worthington to kind of go out and say, hey if we're going to have the volatility that we've been screaming about that was nine, 10 months, well down to three or four at a time, and I do think there's easy reasons why this is going on and I think that's going to be permanent. Do we sell differently?

John McConnell - Worthington Industries - Chairman, CEO

 Well, I think the circumstances do lead you to look for different ways to sell. And we certainly explore all those paths. As you point out before, we were covered with some static and we're not going to get too clear on the kind of things we're doing to change our approach, both in buying and in selling. But it does create opportunities that we are working towards and in some cases executing it.

Michelle Applebaum - Steel Market Intelligence - Analyst

 So your answer is I'm asking you a good question and you won't answer it.

John McConnell - Worthington Industries - Chairman, CEO

 That's pretty much it.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Why do we seem to get to that point every quarter? Then on to another question, I'm not sure you'll want to answer either, but you're going to answer. What's going on with all of this -- there's all this labor movement stuff going on to enhance membership and have you had any labor activity that hasn't bubbled up into the blogosphere, because I haven't read anything, that's been going on?

John McConnell - Worthington Industries - Chairman, CEO

 None that I'm aware of. Matter of fact, I'm both pleasantly surprised to some degree, but not overly, but I couldn't be more pleased with the way our employees, actually their attitudes have been extremely good. They look at the way they are engaged in the transformation. You have to come and visit one of our facilities and walk through and see this for yourself. But the level of excitement and engagement is higher than it's probably been in 15 or 20 years, is really spectacular at a time when obviously their incomes have been effected and they just continue to strive and do better things every day. It is a fun thing to watch. So really quite the opposite of hearing about any labor activity anywhere that is not there and I don't know about it, but right now particularly in the steel company, we have cylinders remaining very engaged and a committed group of employees that really makes it possible.

George Stoe - Worthington Industries - President, COO

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

 Michelle, in fact during the last, recent history, we have had two facilities that have actually decertified their unions, one inside the steel company and one inside Dietrich.

Michelle Applebaum - Steel Market Intelligence - Analyst

 What facilities --de certified the union recently.

John McConnell - Worthington Industries - Chairman, CEO

 Porter.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Oh, well, I know about that, but they never went all the way, did they?

John McConnell - Worthington Industries - Chairman, CEO

 Yes.

Michelle Applebaum - Steel Market Intelligence - Analyst

 They had a vote, but they never--

John McConnell - Worthington Industries - Chairman, CEO

 They never consummated a contract, that's correct.

Michelle Applebaum - Steel Market Intelligence - Analyst

 I wouldn't have understood that as a decertification.

John McConnell - Worthington Industries - Chairman, CEO

 It required a vote to stop the process, it was actually a decertification.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Oh, okay. I didn't -- I missed the labor law class, so I didn't understand that. Well, I think that we should meet at Porter. How's that? It's a short drive for me and a short flight for you.

John McConnell - Worthington Industries - Chairman, CEO

 We would certainly let you know if we do that and if you're talking one off, we can probably figure it out and get you into Porter and would love to show it to you.

Michelle Applebaum - Steel Market Intelligence - Analyst

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

 I have been to Porter, do you know how many times? And my kid has been through Porter. I haven't been there for a few years. I would love to go out and walk through the plant and bring some of my customers. Thanks for the rundown. And nice quarter. And I I hope the market -- I hope the wind is at your back.

John McConnell - Worthington Industries - Chairman, CEO

 Thank you.

Michelle Applebaum - Steel Market Intelligence - Analyst

 Talk to you later.

John McConnell - Worthington Industries - Chairman, CEO

 Bye-bye.

Operator

 Your next question comes from Chris Olin from Cleveland Research. Your line is open.

Chris Olin - Cleveland Research - Analyst

 Wow!... I just have one follow-up question. I want to understand a little bit more on automotive to understand in terms of the order patterns, we got the sense that maybe there had been a pickup in orders around October to relate to the Cash for Clunkers, but that maybe the auto industry had overpurchased once again and I just want to get a sense for what you're thinking on auto over the near term and is it actually slowing, or how are you feeling about today's activities?

John McConnell - Worthington Industries - Chairman, CEO

 It's flowing better than we would have thought four months ago and that was largely a driver of what we said the outcome every month, which include November when it fell. It fell not as far as we would have anticipated. So, so far, everyone continues to kind of build throughout the month or toward the end of the previous month. So right now, whether it's strictly just doing the pipelines, which I would think are getting close to complete, but I would think it's more than that and the activity we think will continue to build over the next six months, albeit gradually, but continue to build.

Chris Olin - Cleveland Research - Analyst

 Thanks. Thanks again.

Operator

 You have no further questions.

John McConnell - Worthington Industries - Chairman, CEO

 Okay, thank you all for joining us today. We will look forward to talking to you again three months from now and we'll bring you hopefully as strong results as we did this quarter. Thank you very much.

FINAL TRANSCRIPT
Jan. 06. 2010 / 1:30PM ET, WOR - Q2 2010 Worthington Industries Earnings Conference Call

Operator

 Thank you. This concludes today's conference. You may disconnect at this time.

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